Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Continued Solid Performance Posting a
Quarterly Pre-tax Profit of $21.8 Million

COCONUT CREEK, FL — August 6, 2019 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported pre-tax profit of $21.8 million and total revenues of $95.8 million in the second quarter of 2019. The Company’s second quarter 2019 pre-tax results were driven by continued revenue growth in its core leasing business and spare parts sales as well as gains associated with the active management of its portfolio. Aggregate lease rent and maintenance reserve revenues were $71.5 million for the second quarter of 2019.

“Our business continues to deliver in all verticals, producing strong cash flow and profitability, which we believe is an indication that the market recognizes the value of the entire Willis Platform,” said Charles F. Willis, Chairman and CEO. “We are also very pleased to have solidified a key funding source with the expansion and extension of our revolving credit facility to $1 billion with an accordion feature allowing for the facility to expand to $1.3 billion. As always, we appreciate the support of our great banking partners.”

“The Company continues to perform well in what has been a very active market for our products and services,” said Brian R. Hole, President. “And while traditional demand is strong, we are also leveraging our Platform and innovative ConstantAccess and ConstantThrust programs to support our customers’ strong preference to buy fewer spare engines and borrow engines on a programmatic basis instead.”

Second Quarter 2019 Highlights (at or for the periods ended June 30, 2019, as compared to June 30, 2018, and December 31, 2018):

•	Total revenue increased by 21.7% to $95.8 million in the second quarter of 2019 compared to $78.7 million in the same quarter of 2018.

•	Lease rent revenue was $45.0 million in the second quarter of 2019; 4.5% growth from $43.1 million in the same quarter of 2018.

•	Quarterly Maintenance reserve revenue increased by $4.4 million, or 20.1%, to $26.5 million in the second quarter of 2019, compared to $22.0 million in the same quarter of 2018.

•	Spare parts and equipment sales increased by 25.2% to $14.6 million in the second quarter of 2019, compared to $11.7 million in the same quarter of 2018.

•
Other revenue increased by $2.7 million to $4.6 million in the second quarter of 2019, compared to $1.9 million in the same quarter of 2018, primarily reflecting performance fees earned managing engines on behalf of a third party.

•
Earnings before tax were $21.8 million in the second quarter of 2019, compared to $11.6 million in the same quarter of 2018 and were $49.6 million year to date, compared to $21.2 million in the first half of 2018.

•	Average utilization for the second quarter of 2019 increased to 88% from 87% in the comparable prior year quarter.

•	Our equipment lease portfolio was $1.603 billion at June 30, 2019, compared to $1.673 billion at December 31, 2018.

•
The book value of lease assets we own directly or through our joint ventures was $2.0 billion at June 30, 2019. As of June 30, 2019, the Company also managed 475 engines, aircraft and related equipment on behalf of third parties.

•
The Company entered into a Fourth Amended and Restated Credit Agreement which increased its revolving credit facility from $890.0 million to $1.0 billion, incorporated an accordion feature that can expand the credit facility up to $1.3 billion, extended the maturity of the credit facility to June 2024 and provided for certain other amendments to covenants, interest rates and commitment fees.

•	The Company maintained $603 million of undrawn revolver capacity at June 30, 2019.

•	Under the Company's repurchase plan, the Company repurchased a total of 64,653 shares of common stock in the second quarter of 2019 for $3.3 million.

•	Diluted weighted average earnings per common share was $2.66 for the second quarter of 2019, up 111% when compared to the similar period in 2018.

•	Book value per diluted weighted average common share outstanding increased to $53.22 at June 30, 2019, compared to $47.43 at December 31, 2018.

Balance Sheet

As of June 30, 2019, the Company had a total lease portfolio consisting of 241 engines, 12 aircraft, 10 other leased parts and equipment and one marine vessel with a net book value of $1.603 billion. As of December 31, 2018, the Company had a total lease portfolio consisting of 244 engines and related equipment, 17 aircraft and 10 other leased parts and equipment, with a net book value of $1.673 billion.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary, Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity; changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
REVENUE
Lease rent revenue	$45,025	$43,081	4.5%	$93,394	$82,726	12.9%
Maintenance reserve revenue	26,475	22,045	20.1%	51,825	37,485	38.3%
Spare parts and equipment sales (1)	14,586	11,653	25.2%	32,088	24,639	30.2%
Gain on sale of leased equipment (1)	5,120	52	9,746.2%	14,690	597	2,360.6%
Other revenue	4,591	1,871	145.4%	7,569	3,752	101.7%
Total revenue	95,797	78,702	21.7%	199,566	149,199	33.8%

EXPENSES
Depreciation and amortization expense	20,043	18,384	9.0%	40,301	35,739	12.8%
Cost of spare parts and equipment sales (1)	12,585	10,305	22.1%	26,997	21,692	24.5%
Write-down of equipment	3,262	3,578	(8.8)%	4,367	3,578	22.1%
General and administrative	21,389	16,782	27.5%	42,829	32,393	32.2%
Technical expense	1,407	3,232	(56.5)%	3,195	6,909	(53.8)%
Net finance costs:
Interest expense	16,781	15,138	10.9%	34,660	28,732	20.6%
Loss on debt extinguishment	220	—	100.0%	220	—	100.0%
Total net finance costs	17,001	15,138	12.3%	34,880	28,732	21.4%
Total expenses	75,687	67,419	12.3%	152,569	129,043	18.2%

Earnings from operations	20,110	11,283	78.2%	46,997	20,156	133.2%
Earnings from joint ventures	1,676	316	430.4%	2,622	1,063	146.7%
Income before income taxes	21,786	11,599	87.8%	49,619	21,219	133.8%
Income tax expense	4,811	3,240	48.5%	11,766	5,776	103.7%
Net income	16,975	8,359	103.1%	37,853	15,443	145.1%
Preferred stock dividends	810	810	—%	1,611	1,612	(0.1)%
Accretion of preferred stock issuance costs	21	21	—%	42	42	—%
Net income attributable to common shareholders	$16,144	$7,528	114.5%	$36,200	$13,789	162.5%

Basic weighted average earnings per common share	$2.75	$1.28		$6.22	$2.30
Diluted weighted average earnings per common share	$2.66	$1.26		$6.01	$2.25

Basic weighted average common shares outstanding	5,866	5,878		5,823	5,990
Diluted weighted average common shares outstanding	6,061	5,991		6,020	6,123
———————
(1) Effective January 1, 2018, the Company adopted Accounting Standards Codification (“ASC”) 606 – “Revenue from Contracts with Customers” and has identified the sale of parts from engines previously transferred from the lease portfolio to the Spare Parts segment as sales to customers of the reporting entity. As such, the Company presents the sale of these assets on a gross basis and has reclassified the three and six months ended June 30, 2018 gross revenue and costs on sale to the Spare parts and equipment sales and Cost of spare parts and equipment sales line items from the net gain (loss) presentation within the Gain on sale of leased equipment line item. For the three months ended June 30, 2018, the reclassification resulted in an increase in Spare parts and equipment sales of $4.6 million, a decrease in Gain on sale of leased equipment of $0.2 million and an increase in Cost of spare parts and equipment sales of $4.4 million with no impact to the Company's net income. For the six months ended June 30, 2018, the reclassification resulted in an increase in Spare parts and equipment sales of $11.3 million, a decrease in Gain on sale of leased equipment of $0.3 million and an increase in Cost of spare parts and equipment sales of $11.0 million with no impact to the Company's net income.

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	June 30, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$11,604	$11,688
Restricted cash	76,448	70,261
Equipment held for operating lease, less accumulated depreciation	1,603,179	1,673,135
Maintenance rights	9,944	14,763
Equipment held for sale	4,079	789
Receivables, net of allowances	46,900	23,270
Spare parts inventory	45,846	48,874
Investments	52,242	47,941
Property, equipment & furnishings, less accumulated depreciation	28,339	27,679
Intangible assets, net	1,342	1,379
Notes receivable	30,599	238
Other assets	20,261	14,926
Total assets	$1,930,783	$1,934,943

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$32,964	$42,939
Deferred income taxes	101,711	90,285
Debt obligations	1,285,557	1,337,349
Maintenance reserves	113,409	94,522
Security deposits	21,994	28,047
Unearned revenue	5,139	5,460
Total liabilities	1,560,774	1,598,602

Redeemable preferred stock ($0.01 par value)	49,596	49,554

Shareholders’ equity:
Common stock ($0.01 par value)	64	62
Paid-in capital in excess of par	—	—
Retained earnings	321,577	286,623
Accumulated other comprehensive (loss) income, net of tax	(1,228)	102
Total shareholders’ equity	320,413	286,787
Total liabilities, redeemable preferred stock and shareholders’ equity	$1,930,783	$1,934,943